Exhibit 4.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-8 to be filed with the United States Securities and Exchange Commission on or about October 24, 2005 and to the incorporation by reference therein of our report dated February 14, 2005 relating to the consolidated financial statements, and the financial statement schedule of Inco Limited as at December 31, 2004, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as at December 31, 2004 which appears on page 134 of Inco Limited’s Annual Report of Form 10-K for the year ended December 31, 2004.
/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Toronto, Ontario
October 24, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.